UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2024

Aveanna Healthcare Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40362	81-4717209
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Interstate North Parkway SE
Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 441-1580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AVAH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2024, Aveanna Healthcare Holdings Inc, a Delaware corporation (the “Company”), its wholly owned subsidiary, Aveanna Healthcare LLC, and Shannon Drake, the Company’s Chief Legal Officer and Secretary, entered into a Separation and Transition Agreement (the “Separation Agreement”), pursuant to which Mr. Drake’s employment with the Company and his tenure as Chief Legal Officer and Secretary will terminate on March 31, 2024 (the “Separation Date”).

Pursuant to the Separation Agreement, during the period prior to the Separation Date, Mr. Drake and the Company will work to transition Mr. Drake’s roles to other persons designated by the Company, and he will continue to receive his current compensation and benefits in accordance with the terms of his previously filed employment agreement with the Company, entered into on March 26, 2017, as amended on March 16, 2020 (as amended, the “Employment Agreement”). In consideration for Mr. Drake’s execution of the Separation Agreement and his non-revocation of a waiver and release of claims relating thereto, Mr. Drake will be entitled to the following benefits under the Separation Agreement: (i) payment of twelve months of base salary following the Separation Date, payable in equal installments in accordance with the Company’s regular payroll practices; (ii) a cash payment in the amount of $240,000, representing Mr. Drake’s annual bonus for 2023, payable in the Spring of 2024, (iii) a cash payment in the amount of $240,000, together with a lump-sum cash bonus equal to Mr. Drake’s pro rated bonus for his period of employment in 2024, the aggregate of which amounts will become payable in the Spring of 2025; and (iv) certain continued medical coverage for a period terminating on the earliest of the second anniversary of the Separation Date or Mr. Drake becoming eligible to participate in coverage under another employer’s medical plans.

Additionally, with respect to Mr. Drake’s outstanding equity awards: (i) all options that are vested as of the Separation Date will remain outstanding and exercisable until their original respective expiration dates; (ii) all options that are unvested as of the Separation Date will remain outstanding and eligible to vest following the Separation Date in accordance with their respective terms, and, to the extent such unvested options become vested, they will remain exercisable until their original respective expiration dates; (iii) 50% of Mr. Drake’s restricted stock units (“RSUs”) granted in calendar years 2021, 2022 and 2023 will continue to be eligible to vest in accordance with their respective terms, and all other remaining unvested RSUs will be forfeited for no consideration on the Separation Date; and (iv) all of Mr. Drake’s performance stock units granted in calendar years 2022 and 2023 will be forfeited on the Separation Date.

For the twelve-month period immediately following the Separation Date, Mr. Drake will be subject to restrictive covenants in favor of the Company related to non-competition, non-solicitation, non-disparagement and confidentially, in each case as set forth in the Employment Agreement.

The foregoing description of the Separation Agreement is only a summary and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Separation and Transition Agreement, dated as of January 15, 2024, by and among Shannon Drake, Aveanna Healthcare LLC and Aveanna Healthcare Holdings Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aveanna Healthcare Holdings Inc.
Date:	January 17, 2024	By:	/s/ Jeff Shaner
Jeff Shaner Chief Executive Officer (Principal Executive Officer)